Exhibit 3.1

CERTIFICATE OF DESIGNATION

of

SERIES A CONVERTIBLE PREFERRED STOCK

and

SERIES B CONVERTIBLE PREFERRED STOCK

of

VIOQUEST PHARMACEUTICALS, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

VIOQUEST PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board adopted the following resolution establishing a series of Ten Thousand Eight Hundred Fifty (10,850) shares of Series A Preferred Stock of the Corporation designated as “Series A Convertible Preferred Stock” and a series of Three Thousand Nine Hundred Fifty (3,950) shares of Series B Preferred Stock of the Corporation designated as “Series B Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board by the Certificate of Incorporation, a series of Series A Preferred Stock and a series of Series B Preferred Stock, each with par value of $0.001 per share, of the Corporation is each hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount. (a) There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be Ten Thousand Eight Hundred Fifty (10,850). Such series is referred to herein as the “Series A Preferred Stock” and shall have a stated value per share (the “Series A Stated Value”) of an amount equal to $1,000.00 (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock). The Series A Preferred Stock shall, with respect to dividend rights, have the entitlements set forth herein and shall, with respect to rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank (x) pari passu with the Series B Preferred Stock (as defined below) and (y) senior to all classes of common stock of the Corporation and, subject to the rights of any series of preferred stock that may from time to time come into existence providing that the Series A Preferred Stock shall rank junior or senior thereto, other equity securities of the Corporation. Such number of shares may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding. Fractional shares of the Series A Preferred Stock shall be issuable for all purposes hereunder.

(b) There shall be a series of Preferred Stock designated as “Series B Convertible Preferred Stock” and the number of shares constituting such series shall be Three Thousand Nine Hundred Fifty (3,950). Such series is referred to herein as the “Series B Preferred Stock” (together with the Series A Preferred Stock, the “Preferred Stock”) and shall have a stated value (the “Series B Stated Value”) of $1,000.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series B Preferred Stock). The Series B Preferred Stock shall, with respect to dividend rights, have the entitlements set forth herein and shall, with respect to rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank pari passu with the Series A Preferred Stock and senior to all classes of Common Stock and, subject to the rights of any series of preferred stock that may from time to time come into existence providing that the Series B Preferred Stock shall rank junior or senior thereto, other equity securities of the Corporation. Such number of shares may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to less than the number of shares then issued and outstanding. Fractional shares of the Series B Preferred Stock shall be issuable for all purposes hereunder.

2. Dividends and Distributions. (a)  Commencing on and including the date hereof, the holders of the Series A Preferred Stock shall be entitled to receive dividends on each share of Series A Preferred Stock, payable in cash or shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) (at the option of the Corporation), at the rate of 6% per annum (computed on the basis of a 365-day year) of the Series A Stated Value (as defined below), payable semi-annually in arrears; provided that dividends shall be paid in additional duly authorized, fully-paid and non-assessable shares of Common Stock pursuant to this Section 2(a) only if such shares of Common Stock are registered for resale on a registration statement that has been declared effective by the Securities and Exchange Commission (the “SEC”) on the date of payment of such dividends. Such dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b)  The holders of the Series B Preferred Stock shall be entitled to receive dividends on each share of Series B Preferred Stock, payable in cash or shares of Common Stock (at the option of the Corporation), (i) commencing on and including the date hereof through and including July 3, 2008, at the rate of 8% per annum; (ii) commencing on and including July 4, 2008 through and including July 3, 2009, at the rate of 12% per annum; and (iii) thereafter, at the rate of 16% per annum, in each case, payable semi-annually in arrears and computed on the basis of a 365-day year and as a percentage of the Series B Dividend Base Amount; provided that dividends shall be paid in additional duly authorized, fully-paid and non-assessable shares of Common Stock pursuant to this Section 2(b) only if such shares of Common Stock are registered for resale on a registration statement that has been declared effective by the SEC on the date of payment of such dividends. Such dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The “Series B Dividend Base Amount” per share of Series B Preferred Stock shall be the Series B Stated Value per share of Series B Preferred Stock (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series B Preferred Stock).

(c)  In addition to the foregoing, subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and supe-rior to the shares of Preferred Stock with respect to dividends, the holders of shares of Preferred Stock shall be entitled to receive, as, when and if declared by the Board, out of assets legally available for that pur-pose, dividends or distributions in cash, stock or otherwise payable to the holders of Common Stock on an as converted basis.

(d)  Any dividend or distribution (other than that referenced in Section 2(a) or Section 2(b)) payable to the holders of the Preferred Stock pursuant to this Section 2 shall be paid to such holders at the same time as the divi-dend or distribution on the Junior Stock or any other capital stock of the Corporation by which it is measured is paid.

(e)  All dividends or distributions declared upon the Series A Preferred Stock or the Series B Preferred Stock shall be declared pro rata per share of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, and shall be paid in full prior to any dividend or distribution upon any Junior Stock.

(f)  Any reference to “distribution” contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event.

(g)  “Junior Stock” shall mean the Common Stock and any shares of preferred stock of any series or class of the Corporation, whether presently out-standing or hereafter issued, which are junior to the shares of Preferred Stock with respect to (i) the distribu-tion of assets on any Liquidation Event, (ii) dividends or (iii) voting.

(h)  The number of shares of Common Stock to be paid upon any payment in kind dividend for purposes of Section 2(a) or 2(b) shall be the amount of the dividend divided by an amount equal to ninety percent (90%) of the Market Price (as defined below) at the time such dividend becomes payable (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Common Stock).

3. Liquidation Preferences. (a) In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Corporation, dissolution, liquidation or any other marshalling of the assets or liabilities of the Corporation (each, a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation, the hold-ers of the Series A Pre-ferred Stock then out-standing shall be enti-tled to be paid (pari passu with the holders of the Series B Preferred Stock) out of the assets of the Corporation avail-able for distribution to its stock-hold-ers, whether such assets are capital, surplus, or earnings, before and in preference to any payment or declaration and set-ting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to the Series A Stated Value per share of Series A Preferred Stock plus an amount equal to all declared and/or unpaid dividends there-on (the “Series A Liquidation Preference”). All shares of Series A Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event pari passu with the Series B Preferred Stock and senior to the Common Stock as provided herein and, unless the terms of such other series shall provide otherwise, senior to all other series of the Corporation’s preferred stock, excluding the Series B Preferred Stock.

(b) In the event of any Liquidation Event, after payment or provision for payment of debts and other liabilities of the Corporation and pari passu with payment of the Series A Liquidation Preference pursuant to Section 3(a) above, the hold-ers of the Series B Pre-ferred Stock then out-standing shall be enti-tled to be paid out of the assets of the Corporation avail-able for distribution to its stock-hold-ers, whether such assets are capital, surplus, or earnings, before and in preference to any payment or declaration and set-ting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to the Series B Stated Value per share of Series B Preferred Stock plus an amount equal to all declared and/or unpaid dividends there-on. All shares of Series B Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event pari passu with the Series A Preferred Stock and senior to the Common Stock as provided herein and, unless the terms of such other series shall provide otherwise, senior to all other series of the Corporation’s preferred stock other than the Series A Preferred Stock.

(c) Following completion of the distribution required by subparagraphs (a) and (b) of this Section 3, and subject to the satisfaction of any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock (and not the holders of Series B Preferred Stock) shall share on an as-if-converted basis, with the holders of shares of Common Stock then outstanding, together with the Junior Stock then outstanding and any other capital stock then outstanding entitled to share on an as-if converted basis with the holders of shares of Common Stock, as a single class in any distribution of the remaining assets and funds of the Corporation.

(d) In the case of property or in the event that any such securities are restricted, the value of such property or securities to be distributed pursuant to subparagraphs (a) and (b) of this Section 3 shall be determined by agreement between the Corporation and the holders of a majority of the shares of each of the Series A Preferred Stock and the Series B Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or invol-untary, the assets to be dis-tributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the pay-ment to such stockhold-ers of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock and the Series B Preferred Stock, pari passu between each series, on the basis of the number of shares of Series A Preferred Stock and Series B Preferred Stock held.

(e) Any securities or other property to be delivered to the holders of the Series A Preferred Stock and/or the Series B Preferred Stock pursuant to Sections 3(a) and/or (b) hereof shall be valued as follows, to the extent not provided in Section 3(d) above:

(i)Securities not subject to an investment letter or other similar restriction on free marketability:

(A) If traded on a national securities exchange, an automated quotation system, or if actively traded over-the-counter, the value shall be deemed to be the Market Price of the securities as of the date of valuation.

(B) If there is no such active public market for the securities, the value shall be the Fair Market Value of the securities.

(ii) The “Market Price” of a security shall mean the average Closing Price of such security, for twenty (20) consecutive Trading Days, ending with the Trading Day prior to the date as of which the Market Price is being determined.

(iii) The “Fair Market Value” of any asset (including any security) shall mean the fair market value thereof as mutually determined by the Corporation and the holders of a majority (measured in terms of voting power) of the outstanding shares of Series A Preferred Stock (in case of a valuation of distributions to the holders of such shares) or the Series B Preferred Stock (in case of a valuation of a distribution to the holders of such shares) or all Preferred Stock, considered together (in case of a valuation of a distribution to the holders of all such shares).

(iv) The “Closing Price” for any security for each Trading Day shall be the reported closing price of such security on the national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange, shall mean the reported closing price of such security on an automated quotation system or other over-the-counter market on which such security is quoted, listed or admitted to trading.

(v) “Trading Day” shall mean a day on which the securities exchange or other market used to determine the Closing Price is open for the transaction of business or the reporting of trades.

(vi) If the holders of a majority of the Series A Preferred Stock and/or the Series B Preferred Stock, as the case may be, and the Corporation are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board and the holders of a majority of each of the Series A Preferred Stock and/or Series B Preferred Stock, as the case may be (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

(f) For purposes of this Section 3, a consolidation or merger of the Corporation with or into another corporation shall not be considered a Liquidation Event and, accordingly, the Corporation shall make appropriate provision to ensure that the terms of this Certificate of Designation survive any such transaction.

4. Conversion.

(a) Series A Conversion.

(i) Series A Right of Conversion. The shares of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Section 4(c) below, into fully paid and non-assessable shares of Common Stock and such other securities and property as hereinafter provided. The rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock (the “Conversion Rate”) shall be determined by dividing (i) the Series A Stated Value by (ii) an amount equal to the Discounted Closing Price in the Offering. “Discounted Closing Price” shall equal the lesser of (i) eighty percent (80%) of the average closing price of the Common Stock for the twenty (20) Trading Days immediately preceding each closing date of the Offering, or (ii) $0.25, subject to adjustment as provided herein. Any shares of Series A Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to this Section 4 on the date of such conversion.

(ii) Series A Mandatory Conversion. The Series A Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock at the then effective Conversion Rate as set forth in Section 4(a)(i) in the event that the Closing Price of the Corporation’s Common Stock is equal to at least $0.38 for twenty (20) consecutive Trading Days, subject to appropriate adjustment for subdivisions, combinations and similar recapitalization events. Any shares of Series A Preferred Stock converted pursuant to this Section 4(a)(ii) shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 4 on the date of such mandatory conversion (unless previously converted at the option of the holder).

(b) Series B Conversion.

(i) Series B Right of Conversion. At any time, the shares of Series B Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Section 4(c) below, into fully paid and non-assessable shares of Common Stock at a conversion price equal to $0.38 per share of Common Stock (the “Series B Conversion Price” and, together with the Discounted Closing Price, each a “Conversion Price”), subject to appropriate adjustment for stock splits, combinations and similar events. Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to this Section 4 on the date of such conversion.

(ii) Series B Mandatory Conversion. The Series B Preferred Stock shall, upon the first of such events to occur:

(A)  automatically be converted into shares of Common Stock in the event that the Closing Sale Price of the Common Stock is equal to at least $0.38 per share (subject to appropriate adjustment for stock splits, combinations and similar events) for twenty (20) consecutive Trading Days, at a conversion price equal to $0.38 per share of Common Stock;

(B)  upon the final closing of a Qualified Financing (as defined herein), automatically be converted into equity securities, or the securities convertible into or exchangeable for the equity securities (“Qualified Financing Securities”), issued in the Corporation’s first equity financing (or series of related equity financings) involving the sale of Qualified Financing Securities in which the Corporation receives at least $7,000,000 in gross aggregate cash proceeds (prior to brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of Series B Preferred Stock), excluding the offering of the Series A Preferred Stock and the Series B Preferred Stock described herein (a “Qualified Financing”), at a conversion price equal to the lesser of (a) the lowest price paid per unit of securities in cash for such Securities by investors in such Qualified Financing, or (b) $0.60 per share of Common Stock (subject to appropriate adjustment for stock splits, combinations and similar events), and in each case upon such other terms, conditions and agreements as may be applicable in such Qualified Financing; or

(C)  immediately prior to the occurrence of a Sale of the Corporation, automatically be converted into shares of Common Stock at a conversion price per share equal to the Sale Conversion Price (as defined below).

In the event the Corporation completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of the Corporation’s capital stock, or completes the sale of all or substantially all of its assets, in each case which does not constitute a Sale of the Corporation, then the term “Common Stock” as used herein shall thereafter refer to the Securities or other equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer. Any shares of Series B Preferred Stock converted pursuant to this Section 4(b)(ii) shall be treated as having been surrendered by the holder thereof for conversion pursuant to this Section 4 on the date of such mandatory conversion (unless previously converted at the option of the holder).

For purposes of Section 4 hereof, the following terms shall have the meanings ascribed to such term below:

(1) “Sale of the Corporation” shall mean a transaction (or series of related transactions) (whether by merger, consolidation, sale or transfer of the Corporation’s capital stock or otherwise) with one or more non-affiliates, pursuant to which such party or parties acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Board; or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis; provided, however, that a transaction (or series of related transactions) pursuant to which the then-existing holders of the Corporation’s capital stock immediately prior to such transaction (or series of related transactions) continue to own, directly or indirectly, a majority of the outstanding shares of the capital stock of the Corporation or such other resulting, surviving or combined company resulting from such transaction (or series of related transactions) shall not be deemed to be a Sale of the Corporation; provided further, however, that notwithstanding anything to the contrary contained herein, to the extent any transaction (or series of related transactions) qualifies as a Qualified Financing, such transaction(s) shall not be deemed to constitute a Sale of the Corporation.

(2) The “Sale Conversion Price” shall mean a per share price equal to the quotient obtained by dividing (x) the aggregate value of the consideration received in a Sale of the Corporation less any indebtedness of the Corporation then outstanding by (y) the number of shares of Common Stock then outstanding on a fully-diluted basis (not including any conversion of Series B Preferred Stock or exercise of warrants). For purposes hereof, the phrase “value of the consideration” shall mean the gross amount of (1) money and securities or any other compensation or investment paid or to be paid (including, without any limitation any payments under earn-out or similar provisions) that a buyer pays to the Corporation or its shareholders and any other non-cash consideration delivered; (2) all indebtedness of the Corporation that is assumed by the buyer; (3) any simultaneous investment made to the Corporation in the transaction, if applicable; and(4) any license fees or similar fees payable to the Corporation.

(iii)  Conversion of Series B Preferred Stock to New Securities. At any time prior to prior to April 1, 2008 (the “Exercise Period”), any holder of Series B Preferred Stock may elect to convert shares of Series B Preferred Stock into shares of Series A Preferred Stock and warrants to purchase shares of Common Stock granted by the Corporation at the time of the initial issuance of the Series A Preferred Stock (such warrants, together with the Series A Preferred Stock, the “New Securities”), by delivering to the Corporation a duly executed binding subscription agreement for the purchase of New Securities (together with the applicable purchase price for such New Securities) and notice as set forth in Section 4(c). Upon such delivery, the Corporation shall convert shares of Series B Preferred Stock into New Securities on the following basis: for every $1,000 of New Securities purchased by such holder of Series B Preferred Stock from the Corporation in the New Securities Offering during the Exercise Period, the Corporation shall convert, for no additional consideration, one (1) share of Series B Preferred Stock into one (1) share of Series A Preferred Stock and a warrant to purchase a number of shares of the Common Stock (as defined below) equal to 50% of the number of shares of Common Stock into which one (1) share of Series A Preferred Stock may be converted as of the initial closing of the issuance of the New Securities. Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to this Section 4 on the date of such conversion.

(c) Conversion Procedures. (i) Any holder of shares of Preferred Stock desiring to convert such shares into Common Stock pursuant to Sections 4(a)(i) or 4(b)(i) or New Securities pursuant to Section 4(b)(iii) shall surrender the certificate or certificates evidencing such shares of Preferred Stock at the office of the transfer agent for the Preferred Stock (the “Transfer Agent”), which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock or New Securities, as applicable, are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the Transfer Agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date shall be deemed to be the date of receipt for purposes hereof, so long as receipt is prior to 4:00 p.m. New York City Time on a Trading Day and otherwise shall be deemed to be received on the next following Trading Day.

(ii) The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver to the person for whose account such shares of Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock or New Securities to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of receipt (in accordance with the third sentence of Section 4(c)(i) hereof) of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock or Securities deliverable upon conversion of such Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock or New Securities on such date; provided, however, that the Corporation shall not be required to convert any shares of Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(iii) All notices of conversion shall be irrevocable; provided, however, that if the Corporation has sent notice of an event pursuant to Section 4(g) hereof, a holder of Preferred Stock may, at its election, provide in its notice of conversion that the conversion of its shares of Preferred Stock shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder); provided that such notice of conversion is received by the Corporation prior to such record date or effective date, as the case may be.

(d) Anti-Dilution Adjustments.

(1) Stock Split, Stock Dividend, Recapitalization, etc. If the Corporation, at any time while any shares of Preferred Stock are outstanding, (i) shall pay a dividend or other distribution payable on the Common Stock solely in additional shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the applicable Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section 4(d)(1) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(2) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than any transaction constituting a Liquidation Event), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4(d)(2) with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4(d)(2) (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

(3)Adjustments for Certain Diluting Issues.

(i)Special Definitions. For purposes of this Section 4(d)(3), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(3) “Additional Shares of Common Stock” shall mean all shares of Common Stock, including Options and Convertible Securities, issued by the Corporation after the date on which any Series A Preferred Stock were first issued (for each such share, the “Original Issue Date”), other than as follows:

(A) any shares of Series A Preferred Stock, Series B Preferred Stock or shares issued or issuable upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock;

(B) shares of Common Stock, Options or Convertible Securities issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to a plan, agreement or arrangement adopted or approved by the affirmative vote of a majority of the Board;

(C) shares of Common Stock, Options or Convertible Securities issued or issuable as a dividend or distribution on Series A Preferred Stock or Series B Preferred Stock;

(D) any issuance for which adjustment of the Discounted Closing Price is made pursuant to Section 4(d)(3)(ii);

(E)  shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(F)  shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(G)  shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation or other entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board; and

(H)  shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board.

(ii)  Adjustment of Discounted Closing Price Upon Issuance of Additional Shares of Common Stock. For purposes of Section 4(a), in the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to this Section 4(d)(3)), without consideration or for a consideration per share less than the applicable Discounted Closing Price in effect immediately prior to such issue, then the Discounted Closing Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided, that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.01 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(iii)  Issuance of Rights or Options. For purposes of Section 4(a), if the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Discounted Closing Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Discounted Closing Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securi-ties.

(iv)  Issuance of Convertible Securities. For purposes of Section 4(a), if the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Discounted Closing Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Discounted Closing Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Discounted Closing Price had been or are to be made pursuant to other provisions of this subparagraph (iv), no further adjustment of the Discounted Closing Price shall be made by reason of such issue or sale.

(v)  Change in Option Price or Conversion Rate. For purposes of Section 4(a), if the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Discounted Closing Price in effect at the time of such change shall be immediately adjusted to the Discounted Closing Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such expiration or termination would result in an increase in the Discounted Closing Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series A Preferred Stock. For purposes of this subparagraph (v), if the terms of any Option or Convertible Security which was outstanding as of the Original Issue Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Discounted Closing Price hereunder to be increased.

(vi)  Treatment of Expired Options and Unexercised Convertible Securities. For purposes of Section 4(a), upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Discounted Closing Price then in effect hereunder shall be adjusted immediately to the Discounted Closing Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Discounted Closing Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series A Preferred Stock. For purposes of this subparagraph (vi), the expiration or termination of any Option or Convertible Security which was outstanding as of the Original Issue Date shall not cause the Discounted Closing Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Original Issue Date.

(vii)  Calculation of Consideration Received. For purposes of Section 4(a), if any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Corporation therefor (before deducting any amounts for discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the nonsurviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the nonsurviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding capital stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi)  Integrated Transactions. For purposes of Section 4(a), in case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(f)  Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, including shares of Preferred Stock issued as payment of dividends pursuant to Section 2 hereof, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Preferred Stock from time to time outstanding. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Preferred Stock.

(g) Prior Notice of Certain Events. In the event:

(i) the Corporation shall declare any dividend (or any other distribution), other than as required by Section 2(a) or 2(b) hereof;

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

(iv) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(v) of a Liquidation Event;

then the Corporation shall cause to be filed with the Transfer Agent for the Series A Preferred Stock, and shall cause to be mailed to the holders of record of the Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolida-tion, merger, sale, transfer, share exchange, dissolution, liquidation or winding up or other Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up or other Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

(i) Ambiguities/Errors. The Board shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Preferred Stock, and its actions in so doing shall be final and conclusive.

5.  Voting Rights.

(a) General. Except as otherwise provided herein, in the Certificate of Incorporation or the Bylaws of the Corporation, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such vote, or if no record date has been established, on the date such vote is taken. Any shares of Series A Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

(b) Series A Preferred Stock Class Voting Rights. In addition to any vote specified in Section 5(a), so long as any shares of Series A Preferred Stock shall be outstanding, the affirmative vote or consent of the holders of at least a majority of all outstanding Series A Preferred Stock voting separately as a class shall be necessary to permit, effect or validate any one or more of the following: (i) the amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) the declaration or payment of any dividend or distribution on any securities of the Corporation other than the Series A Preferred Stock or the Series B Preferred Stock pursuant to and in accordance with the provisions of this Certificate of Designations, or the authorization of the repurchase of any securities of the Corporation, (iii) the authorization, issuance or increase of any security ranking prior to or on parity with the Series A Preferred Stock (A) upon a Liquidation Event or (B) with respect to the payment of any dividends or distributions, (iv) the approval of any liquidation, dissolution or sale of substantially all of the assets of the Corporation and (v) effect any amendment of the Corporation’s certificate of incorporation or Bylaws that would materially adversely affect the rights of the Series A Preferred Stock. The vote as contemplated herein shall specifically not be required for (x) issuances of Common Stock, or (y) any consolidation or merger of the Corporation with or into another corporation whether or not the Corporation is the surviving entity, a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property, or a compulsory share exchange.

(c) Series B Preferred Stock Voting Rights. Holders of shares of Series B Preferred Stock shall have only those voting rights expressly granted to holders of such securities pursuant to the General Corporation Law of the State of Delaware, as amended from time to time and as in effect on the relevant date of determination of such voting rights.

6.  Outstanding Shares. For purposes of this Certificate of Designation, after initial issuance, all shares of Preferred Stock shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Preferred Stock, all shares of Preferred Stock converted into Common Stock, (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation and (iii) any and all shares of Preferred Stock held in escrow prior to delivery of such stock by the Corporation to the initial beneficial owners thereof.

7.  Redemption.

(a) Subject to clauses (b) and (c) of this Section 7, to the extent any shares of Preferred Stock remain outstanding as of July 3, 2009, each holder of Preferred Stock shall (in addition to all other rights it may have hereunder or under applicable law) have the right (the right described in Section 7(a)(i), the “Series A Redemption Right”), exercisable at the sole option of such holder on or before July 13, 2009 (the “Redemption Date”), to require the Corporation to:

(i) with respect to each outstanding share of Series A Preferred Stock, redeem such share of Series A Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Series A Stated Value plus all accrued and unpaid dividends upon such share of Series A Preferred Stock (with respect to all then outstanding shares of Series A Preferred Stock, the “Series A Redemption Amount”); and

(ii) with respect to each outstanding share of Series B Preferred Stock, redeem such share of Series B Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Series B Stated Value plus all accrued and unpaid dividends upon such share of Series B Preferred Stock (with respect to all then outstanding shares of Series B Preferred Stock, the “Series B Redemption Amount”, and together with the Series A Redemption Amount, the “Aggregate Redemption Amount”).

(b) To the extent the Corporation shall have insufficient funds as of the Redemption Date, to lawfully pay the Aggregate Redemption Amount in full, the Corporation shall honor the redemption requests made by holders of the Series A Preferred Stock pari passu with the redemption requests made by holders of the Series B Preferred Stock, in each case, on a pro rata basis; provided that any unredeemed shares of Preferred Stock shall continue to be subject to Section 2 and may be redeemed by the Corporation at the Series A Redemption Amount or Series B Redemption Amount, as applicable, from time to time.

(c) The Series A Redemption Right shall terminate upon the closing and funding of a Qualified Financing.

8.  Status of Acquired Shares. Shares of Preferred Stock received upon conversion pursuant to Section 4 or redemption pursuant to Section 6 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of such series of Preferred Stock of which such shares were designated prior to receipt hereunder.

9.  Preemptive Rights. The Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

10.  No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or partici-pate in any reorganiza-tion, transfer of assets, consoli-dation, merg-er, dissolution, issue or sale of securities or any other voluntary ac-tion for the purpose of avoid-ing or seeking to avoid the observance or perfor-mance of any of the terms to be observed or performed hereunder by the Corpo-ration, but will at all times in good faith assist in carry-ing out all such action as may be reasonably neces-sary or appropriate in order to protect the rights of the holders of the Preferred Stock against impair-ment.

11.  Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, VioQuest Pharmaceuticals, Inc. has caused this Certificate to be signed on its behalf, as of this 14th day of March, 2008.

VIOQUEST PHARMACEUTICALS, INC.

By:	/s/ Michael D. Becker
Name: Michael D. Becker Title: President and Chief Executive Officer